At the Annual Meeting of Shareholders of Riviera Holdings Corporation, a Nevada corporation (the "Company"), held at the Riviera Hotel, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on Thursday, May 8, 1997, at 2:00 p.m. (local time), the Stockholders of the Company to: (i) increase the number of shares of the Company's common stock, par value $.001 per share (the "Common Stock"), available for purchase there under from 480,000 shares to 1,000,000 shares; and (ii) set an upper limit on the number of options that may be granted to any individual under the Stock Option Plan in any calendar year. The Stockholders of the Company approved the amendment to make an additional 520,000 shares of Common Stock available for issuance under the Stock Option Plan in order to allow the Stock Option Plan to remain in effect and to address the need for available shares for a number of years. Also, the Stockholders of the Company approved the amendment to set the aggregate number of shares of Common Stock covered by options that may be granted to any individual under the Stock Option Plan within any one calendar year at 350,000 shares in order to conform the Stock Option Plan to United States treasury regulations to ensure that taxable compensation received by employees upon exercise of options will be fully deductible by the Company.